EXHIBIT 99.1

Evolution Petroleum Announces Positive Results from Joint Interest Audit of Barnett Operator and Provides Update on Chaveroo Wells

HOUSTON, TX — July 1, 2025 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced the initial results of its joint interest audit of its Barnett Shale properties and is providing an update on its latest Chaveroo drilling results.

Joint Interest Audit Results

In fiscal year 2024, Evolution exercised its right to perform a joint interest audit of expenses charged from Diversified Energy Company (“Diversified”), the largest operator of its Barnett Shale properties, for the calendar years 2022–2023. This is being completed with the assistance of its joint venture auditors, BRI Consulting Group, Inc., a Houston based consulting company servicing the energy industry.

Calendar year 2022 represented the first full year that Diversified operated the Barnett Shale properties for Evolution. The initial findings produced several areas where it appeared Evolution had been over-charged and, so far, Evolution and Diversified have discovered approximately $1.8 million owed to Evolution relating to the September 2021 through December 2023 time period. This amount will be recognized as a reduction to lease operating expenses and accounts payable in the Company’s fiscal fourth quarter and full-year 2025 results. Evolution plans to continue with its rights under the joint operating agreement to audit future periods.

Kelly Loyd, President and Chief Executive Officer, commented, “Approximately one year ago, Evolution exercised its right to conduct a thorough audit of joint interest costs passed along to us over the last several years on our Barnett Shale properties. This initial audit was conducted for the 2022-2023 time period and we have preliminarily agreed on a subset of discrepancies, totaling an approximate $1.8 million in expenses that are owed back to Evolution. These reduced expenses will directly increase our fiscal year 2025 Adjusted EBITDA and will positively impact our earnings. There may be additional benefits to us from the period under audit as we continue to review the initial findings. Further, we do expect to see additional benefits to the Company as it relates to January 1, 2024 and beyond from subsequent audits and updates to billing practices as a result of the current audit findings. We want to thank Diversified for their cooperation and partnership throughout this audit process.”

Chaveroo New Drill Wells Update

Mark Bunch, Chief Operating Officer, commented, “As stated in our Fiscal third quarter earnings release, we are pleased to provide additional data on our most recent four wells at Chaveroo. We previously reported that these wells were completed on schedule and under budget. At that time, with only 10 days of production, the wells were significantly exceeding our expectations. I am pleased to report that with more than 50 days of production data, the wells continue to significantly outperform our type curves.”

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com